Lifecore Biomedical Provides Business Update Outlining Fiscal 2024 Outlook and Year-to-date Progress

Year-to-date Results Consistent with Prior Expectations; Experiencing Fiscal Second Half Lift

Provides Fiscal 2024 Full Year Guidance

Commercial Momentum Continues within Development Portfolio

Capacity Expansion Projects Progressing

CHASKA, Minn., April 1, 2024 (GLOBE NEWSWIRE) -- Lifecore Biomedical, Inc. (NASDAQ: LFCR) ("Lifecore" or the "Company"), a fully integrated contract development and manufacturing organization ("CDMO"), today provided a business update, including certain select preliminary financial data, outlook for full year fiscal 2024, the status of its development portfolio and pipeline and capacity expansion.

James G. Hall, President and Chief Executive Officer of Lifecore, commented, "I'm excited to deliver today's business update, which is consistent with the expectations that we laid out last August. Our team has been doing a great job of ramping up our commercial presence in the market over the past two years in advance of our expanded capacity and this has proven to be a timely initiative given recent disruptions within the industry that has created a heightened desire for quality filling capacity. We remain in a strong position with our demonstrated capabilities and focus on quality and are working diligently to bring in new projects and convert existing commercial opportunities within our development portfolio."

Mr. Hall continued, "Lifecore has a lengthy runway of growth ahead with approximately 70 million units of theoretical capacity when our new fillers are installed, tested, and qualified. The current estimates for theoretical capacity have resulted from extensive factory acceptance testing associated with the new isolator fillers, including evaluating filling speeds and volumes, modeling the types of product formulations under evaluation with our pipeline. With the successful installation and validation of our new isolator fillers, we have the potential to triple our current manufacturing capacity and revenue generating capacity from anticipated fiscal year 2024 levels, depending on the types of products being filled and the average unit price. The opportunities we are seeing are as diverse as they've ever been and our team is working diligently to bring this new capacity online to capitalize on the opportunities in the robust market, while simultaneously ensuring we have the human capital to support it."

Development Portfolio Update

Lifecore continues to see growth fiscal year-to-date in its pipeline opportunities for development and late-stage programs, ending fiscal third quarter 2024 with 33 total projects. The Company's targeted approach has resulted in a doubling of prospective engagements with larger and more traditional pharmaceutical companies in the fiscal year-to-date period, and currently represent approximately one-third of its prospective opportunity set. Beyond those projects currently in the development portfolio, the Company's prospective pipeline is comprised of 68 opportunities currently in discussion.

	Fiscal Year Ended May 28, 2023	Quarter Ended August 27, 2023	Quarter Ended November 27, 2023	Quarter Ended February 25, 2024	Fiscal YTD Change
Development programs under contract	29	31	32	33	+4
Early phase / proof of concept	7	8	9	9	+2
Phase 1 and 2 clinical development	8	8	8	8	
Phase 3 clinical development or scale up/commercial validation	14	15	15	16	+2
Commercial projects manufactured	27	29	29	29	+2
Clients with commercial projects	14	14	14	14	

Capacity Update and Isolator Filler Status

Lifecore continues to work towards the installation and qualification of its high-speed multi-purpose 5-head and 10-head isolator fillers and currently estimates that its theoretical annual aseptic production capacity would increase to approximately 70 million units in fiscal year 2027, which is more than triple the Company's current theoretical capacity of 22 million units. The current estimates for theoretical capacity have resulted from extensive factory acceptance testing associated with the new isolator fillers, including evaluating filling speeds and volumes, modeling the types of product formulations under evaluation with our pipeline. The Company currently expects its 5-head filler to be GMP ready in August 2024.

Lifecore's Hyaluronic Acid ("HA") supply agreement with Alcon also continues to advance with progress on transitioning to a 24/7 labor force. The Company has already increased HA capacity by 38% since the beginning of fiscal year 2024 and currently anticipates further increases through yield improvements of approximately 20% during fiscal year 2025.

Certain Preliminary Unaudited Historical Financial Data

Set forth below are preliminary estimates of certain consolidated financial data of Lifecore as of and for the fiscal quarters ended August 27, 2023, November 26, 2023, and February 24, 2024, and the nine months ended February 24, 2024 (the "Historical Periods"). Our actual consolidated financial results remain subject to completion of our quarterly financial closing procedures and preparation of our actual consolidated financial results as of and for the Historical Periods, which have commenced but are not yet completed Our actual consolidated financial results as of and for the Historical Periods are expected to be reported in connection with the filings of our Quarterly Reports on Form 10-Q for the Historical Periods, once available. We based these estimates on the information available to us as of the date of this release, and our actual consolidated financial results for the Historical Periods may differ materially from these preliminary estimates, including as a result of audit adjustments and other developments that may arise between now and the time our actual consolidated financial results for the Historical Periods are finalized and reported. Moreover, these preliminary estimates should not be viewed as a substitute for actual consolidated financial statements and related notes as of and for the Historical Periods prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). Accordingly, you should not place undue reliance on these preliminary estimates.

($ in millions)	First Quarter Ended		Second Quarter Ended		Third Quarter Ended		Nine Months Ended	
	Estimated August 27, 2023	Restated [1] August 28, 2022	Estimated November 26, 2023	Restated [1] November 27, 2022	Estimated February 25, 2024	Restated [1] February 26, 2023	Estimated February 25, 2024	Restated [1] February 26, 2023
Revenues	$ 24.5	$ 23.7	$ 30.2	$ 21.9	$ 35.8	$ 26.5	$ 90.5	$ 72.1
Cash	$ 8.6	$ 2.5	$ 3.2	$ 5.9	$ 3.2	$ 3.0	$ 3.2	$ 3.0
Total term debt and revolver	$ 172.9	$ 147.7	$ 174.1	$ 151.7	$ 180.7	$ 123.1	$ 180.7	$ 123.1
Less debt discount and issuance costs	(63.4)	(5.1)	(61.3)	(4.8)	(59.2)	(8.1)	(59.2)	(8.1)
Total debt	109.5	142.6	112.8	146.9	121.5	115.0	121.5	115.0
Net debt (total debt less cash)	100.9	140.1	109.6	141.0	118.3	112.0	118.3	112.0
Total lease liabilities	$ 10.7	$ 11.6	$ 10.5	$ 11.4	$ 10.2	$ 11.2	$ 10.2	$ 11.2
Debt derivative liability	61.2	-	63.9	-	60.2	-	60.2	-
Series A convertible preferred stock	40.1	-	40.9	-	41.7	38.5	41.7	38.5
Purchases of property, plant and equipment [2]	$ 5.1	$ 3.4	$ 4.0	$ 3.8	$ 6.3	$ 7.1	$ 15.3	$ 14.3

1 References to restated refers to the restated information contained in the Company's Annual Report on Form 10-K for the year ended May 28, 2023.

2 Purchases of property, plant and equipment includes approximately $2.5 million of capitalized interest for FY23 as interst was paid in cash on the term debt. In FY24, purchases of property, plant and equipment excludes capitalized interest as interest is paid-in-kind on the term debt..

These preliminary estimates have been prepared by, and are the responsibility of, our management. No independent registered public accounting firm has audited, reviewed, compiled or applied agreed-upon procedures with respect to these preliminary estimates, and thus no such firm has expressed an opinion or any other form of assurance with respect thereto.

Liquidity and Business Updates

The Company believes that its capital structure remains in a stable condition following its comprehensive refinancing in May 2023. The Company also believes it has sufficient liquidity to achieve its strategic plan over the next 12 months as of the date hereof. During fiscal year 2024, Lifecore completed the following liquidity and business update matters which are included in the preliminary unaudited historical financial data above and were disclosed as subsequent events in the Company’s 2023 Annual Report on Form 10-K. Lifecore successfully entered into an amended and restated supply agreement with one of its customers which provided revised pricing and payment of a $5 million working capital deposit which was received in December 2023. The Company also made significant progress in clearing up former business dealings associated with its since divested Curation Foods segment, including: $2.7 million of cash proceeds from its sale of O Olive, receipt of a $1.85 million insurance settlement, and $0.9 million in settlement of a note receivable from a former supplier. Supplemental Information The Company has furnished a supplementary investor presentation related to its ongoing business to assist investors with current information about the business. The supplementary investor presentation can be found in the Investors section of the Lifecore website at https://ir.lifecore.com/. Fiscal 2024 Outlook Lifecore’s fiscal 2024 performance to date is consistent with its prior expectations, including an acceleration in revenue that began in the fiscal second quarter and further accelerated during the second half of the fiscal year. This dynamic was due to an improvement in margins that were the result of product mix associated with new commercial shipments, improvement in legacy contracts, strong fermentation revenues, and pipeline development projects that came online during the second quarter. The Company is introducing guidance for full year fiscal 2024. Lifecore results solely reflect those of its ongoing life sciences business.  Revenue: Expected to be in the range of $125 million to $130 million, depending on timing of customer shipments in fiscal fourth quarter  Adjusted EBITDA: Expected to be in the range of $13.5 million to $16.9 million; includes estimated corporate overhead (Former Other Segment) of approximately $10.3 million1  Former Lifecore segment adjusted EBITDA1 (for purpose of comparison to historical presentations; excluding the impact of corporate overheard which was reported as its own segment): Expected to be in the range of $23.8 million to $27.2 million  Capital expenditures: Expected to be in the range of $19 million to $20 million, excluding capitalized interest 1 In the Annual Report on Form 10-K for the fiscal year ended May 28, 2023, the Company disclosed that it now operates as a single segment reporter. The references to the former Lifecore segment and the former other segment are being provided here for comparability purposes as readers adjust to the Company’s single segment reporting moving forward. About Lifecore Biomedical Lifecore Biomedical, Inc. is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of complex sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Lifecore’s website at www.lifecore.com. Important Cautions Regarding Forward-Looking Statements This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. In addition, all statements regarding our preliminary estimates of historical financial data for the Historical Periods, current operating and financial expectations in light of historical results, anticipated capacity and utilization, anticipated liquidity, and anticipated future customer relationships usage are forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the outcome of any evaluation of the Company’s strategic alternatives or any discussions with any potential bidders related thereto, the competition of the Company’s financial closing procedures, the Company’s ability to successfully enact its business strategies, including with respect to installation, capacity generation and its ability to attract demand for its services, the Company’s ability to become current with its reports with the Securities and Exchange Commission (the “SEC”), and the timing thereof, the Company’s ability to regain compliance with applicable listing standards under Nasdaq, and its ability expand its relationship with its existing customers or attract new customers, the impact of inflation on the Company’s business and financial condition, indications of a change in the market cycles in the CDMO market; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates, access to capital; and other risk factors set forth from time to time in the Company’s SEC filings, including, but not limited to, the Annual Report on Form 10-K for the year ended May 28, 2023 (the “2023 10-K”). For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in the 2023 10-K. Forward-looking statements represent management’s current expectations as of the date hereof and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances. Lifecore Biomedical, Inc. Contact Information: Jeff Sonnek (646) 277-1263 jeff.sonnek@icrinc.com